Exhibit 10.56

Grant No.

☐	Participant’s Copy

☐	Company’s Copy

ARBITRON INC.

2008 EQUITY COMPENSATION PLAN

TIME-BASED RESTRICTED STOCK UNIT AGREEMENT

To                     :

Arbitron Inc. (the “Company”) has granted you (the “Grant”) restricted stock units (“RSUs”) as set forth on Exhibit A to this Agreement (the “RSUs”) under its 2008 Equity Compensation Plan (the “Plan”), subject to the Vesting Schedule and requirements specified on Exhibit A.

The Grant is subject in all respects to the applicable provisions of the Plan. This Agreement does not cover all of the rules that apply to the Grant under the Plan, and the Plan defines any capitalized terms in this Agreement that this Agreement does not define.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Vesting Schedule	The Grant becomes nonforfeitable (“Vested”) as to some or all of the RSUs only as provided on Exhibit A.

Distribution Dates	You will receive a distribution of shares (the “Shares”) of Company common stock (“Common Stock”) equivalent to your Vested RSUs as soon as practicable following the dates on which you become Vested (the “Distribution Dates”) as provided in Exhibit A, subject to any overriding provisions in the Plan.

Limited Status	You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the Shares, unless and until the Shares have been issued to you on the Distribution Date(s). You will, however, receive dividend equivalents (“Dividend Equivalent Rights”) with respect to the Vested RSUs, measured using the Shares they represent, with the amounts convertible into full or fractional additional Vested RSUs based on dividing the Dividend Equivalent Rights by the Fair Market Value (as defined in the Plan) as of the date of dividend distribution and holding the resulting additional Vested RSUs for distribution as provided for the RSUs with respect to which they were issued.

Voting	RSUs cannot be voted. You may not vote the Shares unless and until the Shares are distributed to you.

Transfer Restrictions and Forfeiture	You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the Shares until the Shares are distributed to you. Any attempted Transfer that precedes the Distribution Date for such Shares is invalid.

Unless the Administrator determines otherwise at any time or Exhibit A provides otherwise, if your service with the Company terminates for any reason before all of your RSUs are Vested, then you will forfeit such unvested RSUs (and the Shares to which they relate) to the extent that such RSUs do not otherwise vest as a result of the termination. The forfeited RSUs will then immediately revert to the Company. You will receive no payment for RSUs that you forfeit.

Your receipt of and retaining the RSUs and any Common Stock issued thereunder are also subject to your compliance with the restrictive covenants set out in Exhibit B to this award.

Additional Conditions to Receipt	The Company may postpone issuing and delivering any Shares for so long as the Company determines to be advisable to satisfy the following:
its completing or amending any securities registration or qualification of the Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person or entity seeking to receive the Shares after your death is entitled to do so;

your complying with any requests for representations under the Grant and the Plan; and

its or your complying with any federal, state, or local tax withholding obligations.

Taxes and Withholding	The RSUs provide tax deferral, meaning that they are not taxable to you until you actually receive Shares on or around each Distribution Date. You will then owe taxes at ordinary income tax rates as of each Distribution Date at the Shares’ value.

The Company is required to withhold (in cash from salary or other amounts owed you) the applicable percentage of the value of the Shares on the Distribution Date, regardless of whether you sell them. If the Company does not choose to do so, you agree to arrange for payment of the withholding taxes and/or confirm that the Company is arranging for appropriate withholding.

Unless you determine to satisfy the tax withholding obligation by some other means approved by the Company, the Company will, if permissible under applicable law, withhold from those Shares otherwise issuable to you the whole number of Shares sufficient to satisfy the minimum applicable tax withholding obligation. You acknowledge that the withheld Shares may not be sufficient to satisfy your minimum tax withholding obligation. Accordingly, you agree to pay the Company as soon as practicable, including through additional payroll withholding, any amount of the tax withholding obligation that is not satisfied by the withholding of Shares described above.

Additional Representations from You	If you receive Shares at a time when the Company does not have a current registration statement (generally on Form S-8) under the Act that covers issuances of Shares to you, you must comply with the following before the Company will release the Shares to you. You must:

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

Additional Restriction	You will not receive the Shares if issuing the Shares would violate any applicable federal or state securities laws or other laws or regulations.

No Effect on Employment or Other Relationship	Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause. The termination of your relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

No Effect on Running Business	You understand and agree that the existence of the RSU will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Section 409A	This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and must be construed consistently with that section. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Vested portion is increased in connection with your “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) you are then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the payment under such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to you within the six month period following your separation from service, then the payment under such accelerated RSUs will not be made until the earlier of (i) the date six months and one day following the date of your separation from service or (ii) the 10th day after your date of death, and will be paid within 10 days thereafter. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

Unsecured Creditor	This Agreement creates a contractual obligation on the part of the Company to make payment under the RSUs credited to your account at the time provided for in this Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive payments hereunder is that of an unsecured general creditor of Company.

Additional Restrictions	Any acceleration, vesting, or extension under this Grant is subject to compliance with any requirement that otherwise applies to you to provide a release of claims.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary. If mailed, you should address it to the Company’s Secretary at the Company’s then corporate headquarters, unless the Company directs participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Administrator will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to participants.

Plan Governs	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

ARBITRON INC.

Date:	By:

ACKNOWLEDGMENT

I acknowledge I received a copy of the Plan. I represent that I have read and am familiar with the Plan’s terms. I accept the Grant subject to all of the terms and provisions of this Agreement and of the Plan under which the Grant is made, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Grant.

Date:

Name:

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE SECURITIES COVERED BY THE GRANT WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Grant No.

Arbitron Inc.

2008 Equity Compensation Plan

Time-Based Restricted Stock Unit

Exhibit A

Recipient Information:

Name:

Signature: X

Grant Information:

RSUs:	Date of Grant:

Vesting Schedule	The Grant shall become Vested as to one-twelth of the RSUs on each quarterly anniversary of the Date of Grant (each a “Vesting Date”), such that the RSUs will be 100% vested on the three-year anniversary of the Date of Grant, assuming you remain a service provider to the Company through each Vesting Date.

Coordination with Merger Agreement	If the merger contemplated by the Agreement and Plan of Merger dated December 17, 2012, among Nielsen Holdings N.V. (“Parent”), TNC Sub I Corporation and the Company (as the same may be amended, supplemented or modified, the “Merger Agreement”) is consummated, notwithstanding anything to the contrary in the Plan, in accordance with Section 6.04(b) of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), (i) fifty percent (50%) of the RSUs shall be assumed by Parent (the “Assumed Portion”) pursuant to the following sentence and (ii) the remaining RSUs shall be canceled in exchange for a cash payment equal to the Merger Consideration (as defined in the Merger Agreement) multiplied by the number of canceled RSUs. The Assumed Portion will be assumed by Parent and will continue to have, and be subject to, the same terms and conditions set forth in this Agreement immediately prior to the Effective Time (including any vesting or forfeiture provisions or repurchase rights), except that (I) the RSU award agreement governing the Assumed Portion shall cover a number of whole shares equal to the product of (A) the number of shares of Common Stock subject to the Assumed Portion multiplied by (B) the quotient of (x) the per share Merger Consideration divided by (y) the closing price for one share of common stock of Parent as reported on the NYSE composite transaction tape (as reported in the Wall Street Journal,

Northeastern edition, or, if not reported thereby, any other authoritative source chosen by Parent) on the close of business on the Business Day (as defined in the Merger Agreement) immediately preceding the Effective Time, rounded down to the nearest whole number of shares and (II) the number of shares of Parent common stock with respect to which the award will vest on each subsequent Vesting Date shall be determined by dividing the total number of shares of Parent common stock subject to the award by the remaining number of Vesting Dates under the award after the Effective Time.

Grant Expiration Rules	Except as otherwise provided in an employment, retention, or other individual agreement covering you, you will forfeit any unvested portions of the Grant immediately when you cease to be employed by (or a member of the Board of) the Company for reasons other than death or Disability or Retirement. If your employment ends for death or Disability, you will become fully Vested at that date. If your employment ends on your Retirement, you will continue to Vest in the Grant as though you had remained employed.

Definitions

“Cause” will have the meaning set forth in any employment or other agreement or policy applicable to you or, if no such agreement or policy exists, will mean (i) dishonesty, fraud, misrepresentation, theft, embezzlement or injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any breach of duty, habitual neglect of duty or unreasonable job performance, or (iv) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company or any Subsidiary.

“Disability” means your disability such as would entitle you to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering you or, if no such plan exists or is applicable to you, your permanent and total disability within the meaning of Section 22(e)(3) of the Code; provided, however, that the disability must also comply with the requirements of Treas. Reg. § 1.409A-3(i)(4).

“Retirement” means the termination (other than for Cause or by reason of death or Disability) of your employment or other service on or after the date on which you have attained the age of 55 and have completed 10 years of continuous service to the Company or any Subsidiary (such period of service to be determined in accordance with the retirement/pension plan or practice of the Company or Subsidiary then covering you, provided that if you are not covered by any such plan or practice, you will be deemed to be covered by the Company’s plan or practice for purposes of this determination).

Distribution Dates	The Distribution Date for Shares will be the date the Company selects within 60 days following each applicable Vesting Date; provided, however, that, in accordance with the Merger Agreement, the Distribution Date with respect to any RSUs canceled in exchange for a cash payment pursuant to Section 6.04(b) of the Merger Agreement will be within five (5) business days after the Effective Time (as that term is defined in the Merger Agreement).

Arbitron Inc.

2008 Equity Compensation Plan

Time-Based Restricted Stock Unit

Exhibit B

Restricted Activities

You agree that you will not take any Adverse Actions (as defined below) against the Company or any Subsidiary at any time during the period that the RSU is outstanding in whole or in part or at any time before one year following your cessation of employment with the Company or any Subsidiary, whichever is later (the “Restricted Period”). You acknowledge that damages that may arise from a breach of this Exhibit B may be impossible to ascertain or prove with certainty. Notwithstanding anything in this Agreement or the Plan to the contrary, in the event that the Company determines in its sole discretion that you have taken Adverse Actions against the Company or any Subsidiary at any time during the Restricted Period, in addition to other legal remedies that may be available, (i) the Company will be entitled to an immediate injunction from a court of competent jurisdiction to end such Adverse Action, without further proof of damage, (ii) the Committee will have the authority in its sole discretion to terminate immediately all of your rights under the Plan and this Agreement without notice of any kind, and (iii) the Committee will have the authority in its sole discretion to rescind the payment of any RSU Shares within six months prior to the date you first commence any such Adverse Actions and require you to disgorge any profits (however defined by the Committee) you realized with respect to any RSU Shares. Such disgorged profits paid to the Company must be made in cash (including check, bank draft or money order) or, with the Committee’s consent, shares of Common Stock with a Fair Market Value on the date of payment equal to the amount of such payment. The Company will be entitled to withhold and deduct from your future wages (or from other amounts that may be due and owing to you from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligation. At its sole option the Company may, by written notice to you at any time within the Restricted Period, waive or limit the time and/or geographic area in which you cannot engage in competitive activity.

For purposes of this Agreement, an “Adverse Action” will mean any of the following: (i) engaging directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, in any commercial activity in competition with any part of the Company’s business as conducted as of the date of your cessation of employment with the Company or any Subsidiary, or with any part of the Company’s contemplated business with respect to which you have “confidential information” (as such term is defined in the confidential information agreement entered into by and between you and the Company); (ii) initiating or actively participating in any other employer’s recruitment or hiring of the Company’s employees, or (iii) making disparaging statements, in any form, about the Company, its officers, directors, agents, employees, products or services that you know, or have reason to believe, are false or misleading. For purposes of clause (i), “shareholder” does not include beneficial ownership of less than 5% of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. The Restricted Period will be further extended by any period of time during which you are in violation of clause (i). The “Company’s business” includes business conducted by the Company or any Subsidiary, or any partnership or joint venture in which the Company directly or indirectly has ownership of at least one third of the voting equity. Competitors of the Company currently include but are not limited to comScore, Inc., GfK AG, The Nielsen Company B.V., Rentrak Corporation, and WPP PLC.

Should any provision of this Exhibit B be held invalid or illegal, such illegality shall not invalidate the whole of this Exhibit B, but, rather, the Agreement shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly. In furtherance of and not in limitation of the foregoing, you expressly agree that should the duration of or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. This Exhibit B does not replace and is in addition to any other agreements the Optionee may have with the Company or any of its Subsidiaries on the matters addressed herein.